Exhibit 99.1
News
CapitalSource Inc.
4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815
FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Anthony J. Skarupa	Paul Wardour
Vice President — Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
CAPITALSOURCE REPORTS THIRD QUARTER 2006 OPERATING RESULTS
•	$0.71 adjusted earnings per diluted share on $122.9 million adjusted earnings

•	$14.5 billion in total assets; $7.6 billion in total Commercial Lending & Investment assets

•	$1.5 billion term debt securitization completed on September 28, 2006

•	Direct Real Estate Investments: Entered into definitive agreements to acquire 106 long-term care facilities and leasehold interests from three sellers. Total transaction size exceeding $660 million.
Chevy Chase, MD, November 7, 2006 – CapitalSource Inc. (NYSE: CSE) today reported net income for the quarter ended September 30, 2006 of $80.9 million, or $0.47 per diluted share, compared with net income of $72.8 million, or $0.43 per diluted share, for the quarter ended June 30, 2006. This compares to net income of $28.1 million, or $0.24 per diluted share, for the quarter ended September 30, 2005. Adjusted earnings were $122.9 million, or $0.71 per diluted share, for the quarter ended September 30, 2006 compared to $97.1 million, or $0.57 per diluted share, for the quarter ended June 30, 2006.
Net investment income for the quarter ended September 30, 2006 increased 18% to $171.8 million, from $145.4 million for the quarter ended June 30, 2006, primarily a result of strong yields in our Commercial Lending & Investment segment. Net investment income represents interest, fee and operating lease income, less interest expense.
Gain on investments, net was $7.2 million for the quarter ended September 30, 2006 reflecting dividends received and realized and unrealized gains on equity investments.

“Our broad-based diversified platform continues to generate superior returns as evidenced by a 27% increase in adjusted earnings this quarter compared to the second quarter. Our performance in the third quarter validated our expectation for a strong second half of 2006 and our decision to increase our 2006 full year dividend guidance to at least $2.00 per share,” said John K. Delaney, Chairman and Chief Executive Officer.
The third quarter dividend of $0.49 per share, or $84.6 million, was paid on September 29, 2006 to common shareholders of record as of September 15, 2006.
“We are very pleased with our strong bottom line performance in the third quarter. Our better than anticipated results were driven by increased fee income and equity gains on our investment portfolio, as well as core lending spreads that exceeded our expectations,” said Thomas A. Fink, Chief Financial Officer.
Commercial Lending & Investment Segment
     Asset Portfolio
•	Total commercial assets were $7.6 billion as of September 30, 2006, a net increase of $205.5 million from $7.4 billion as of June 30, 2006. Average commercial assets were $8.1 billion for the quarter ended September 30, 2006, a net increase of $843.3 million from $7.2 billion for the quarter ended June 30, 2006. Commercial assets include loans, loans held for sale, receivables under reverse-repurchase agreements and direct real estate investments.

•	Total commercial loans outstanding were $7.3 billion as of September 30, 2006, a net increase of $178.8 million compared to $7.2 billion outstanding as of June 30, 2006. Average commercial loans outstanding were $7.4 billion for the quarter ended September 30, 2006, a net increase of $769.2 million from $6.6 billion outstanding for the quarter ended June 30, 2006. Commercial loans include loans, loans held for sale and receivables under reverse- repurchase agreements.

•	Direct real estate investments increased by $26.7 million during the quarter ended September 30, 2006 to $265.1 million. Operating lease income was $7.9 million for the quarter ended September 30, 2006 compared to $6.7 million for the quarter ended June 30, 2006.

•	Net investment income increased by $21.7 million to $163.8 million for the quarter ended September 30, 2006, compared with $142.1 million for the quarter ended June 30, 2006. This increase was primarily due to growth in our loan portfolio and an increase in prepayment-related fee income, partially offset by an increase in interest expense on borrowings related to asset growth.
     Yield / Cost of Funds / Leverage / Net Finance Margin
•	Yield on average interest earning assets was 13.07% for the quarter ended September 30, 2006, an increase of 50 basis points from 12.57% for the quarter ended June 30, 2006. This increase was primarily the result of a 67 basis point increase in yield from fee income, partially offset by a 17 basis point decrease in yield from interest income. The increase in yield from fee income was primarily the result of an increase in prepayment-related fee income, which contributed 137 basis points to yield this quarter compared to 63 basis points in the quarter ended June 30, 2006.

•	Cost of funds was 6.26% for the quarter ended September 30, 2006 compared to 6.08% for the quarter ended June 30, 2006. This increase was primarily due to rising short-term interest rates, partially offset by lower amortization of deferred financing fees. Overall borrowing spread to 30-day LIBOR decreased to 0.91% for the quarter ended September 30, 2006 from 1.00% for the quarter ended June 30, 2006.

•	Leverage, as measured by the ratio of total debt to total equity at the end of the period, increased to 3.67x as of September 30, 2006 from 3.46x as of June 30, 2006. This increase was primarily due to additional borrowings used to fund portfolio growth.

•	Net finance margin, defined as net investment income divided by average income earning assets, was 8.19% for the quarter ended September 30, 2006, a 20 basis point increase from 7.99% for the quarter ended June 30, 2006. This increase in net finance margin was primarily due to higher prepayment-related fees, partially offset by lower yield from interest income, higher cost of funds on our borrowings and increased leverage.
     Allowance for Loan Losses/Provision/Charge Offs/Credit Quality
•	Allowance for loan losses was $102.7 million for the quarter ended September 30, 2006, an increase of $1.9 million from $100.8 million for the quarter ended June 30, 2006. This increase was a result of additional provision for loan losses recorded during the quarter offset by loan charge offs recorded during the quarter.

•	Allowance for loan losses as a percentage of gross loans was 1.40% for the quarter ended September 30, 2006, compared to 1.41% for the quarter ended June 30, 2006.

•	The provision for loan losses was $24.8 million for the quarter ended September 30, 2006, an increase of $13.3 million from $11.5 million for the quarter ended June 30, 2006.

•	Net charge offs were $22.8 million for the quarter ended September 30, 2006, compared to $12.2 million for the quarter ended June 30, 2006. For the twelve months ended September 30, 2006, net charge offs were $37.2 million, or 0.57% of average loans (annualized). Approximately one-half of the charge offs for the quarter ended September 30, 2006 included a loan that was identified as a problem asset during the quarter ended September 30, 2006.

•	Credit Metrics (% of Total Commercial Loans):

	September 30, 2006	June 30, 2006
Loans 60+ days contractually delinquent	0.84%	1.31%
Loans on non-accrual status	2.39%	2.01%
Impaired loans	3.63%	3.28%
     Other Income
•	Other income was $8.4 million for the quarter ended September 30, 2006, an increase of $1.1 million from $7.3 million for the quarter ended June 30, 2006. This increase was primarily due to higher realized and unrealized gains on equity investments and an increase in fees arising from our HUD mortgage origination services, partially offset by an increase in unrealized losses on derivatives.

Residential Mortgage Investment Segment
     Investment Portfolio
•	The residential mortgage investment portfolio was $5.8 billion for the quarter ended September 30, 2006, compared to $5.5 billion for the quarter ended June 30, 2006. The increase in the portfolio was primarily due to the additional purchase of $448.9 million mortgage-backed securities during the quarter, partially offset by portfolio run-off.

•	Net investment income was $7.9 million for the quarter ended September 30, 2006, compared to $3.3 million for the quarter ended June 30, 2006. This increase was primarily due to the purchase of additional mortgage-backed securities during the quarter and increased amortization of the purchase discounts on variable rate investments in the portfolio.

•	Other income was $2.3 million for the quarter ended September 30, 2006, a decrease of $1.7 million from $4.0 million for the quarter ended June 30, 2006. The gain recognized this quarter was attributable to unrealized gains on residential mortgage-backed securities, partially offset by realized and unrealized losses on derivatives related to the portfolio.
     Yield / Cost of Funds
•	Yield on average interest earning assets increased 45 basis points to 5.84% for the quarter ended September 30, 2006, from 5.39% for the quarter ended June 30, 2006. This increase was primarily due to the increased amortization of purchase discounts on variable rate investments in the portfolio discussed above.

•	Cost of funds was 5.34% for the quarter ended September 30, 2006, an increase of 11 basis points from 5.23% for the quarter ended June 30, 2006. This increase was primarily the result of rising short-term interest rates during the quarter.
CapitalSource Inc. Consolidated
     Funding
•	We completed a $1.5 billion term debt securitization in September 2006 through the sale of floating-rate asset-backed notes secured by a pool of diversified commercial loans. The sale of notes, which totaled $1.3 billion, or 88.5% of the collateral pool, was accounted for as a secured borrowing. The securitization transaction includes a three-year replenishment period allowing us, subject to certain restrictions, to reinvest principal payments into new loan collateral. Proceeds from the offering were primarily used to repay outstanding credit facility borrowings.

•	Committed credit facility capacity increased to $5.2 billion during the quarter ended September 30, 2006, from $4.8 billion as of June 30, 2006. This increase was primarily due to a $400 million expansion in one of our secured credit facilities used to fund real estate and real estate-related assets.

•	Borrowings on outstanding repurchase agreements in our Residential Mortgage Investment segment increased $293.0 million during the quarter ended September 30, 2006 in order to fund the additional purchases of mortgage-backed securities.

•	Approximately $58.9 million of cash proceeds were received through the issuance of 2.5 million shares under the Dividend Reinvestment and Stock Purchase Plan during the quarter ended September 30, 2006. In addition, approximately $33.8 million of cash proceeds were received in October 2006 under the Dividend Reinvestment and Stock Purchase Plan.
     Operating Expenses/Income Taxes/Return on Equity
•	Total operating expenses decreased $0.5 million to $53.2 million for the quarter ended September 30, 2006 compared to $53.7 million for the quarter ended June 30, 2006.

•	The overall effective tax rate for the quarter ended September 30, 2006 was 21.6%, reflecting the expected annual effective tax rate of 20.8%, which is impacted by a reduction in net deferred tax liabilities recorded in the first quarter resulting from our REIT election. The effective income tax rate attributable to the taxable REIT subsidiaries (TRSs) was 39.2% and 38.6% for the quarters ended September 30, 2006 and June 30, 2006, respectively.

•	Adjusted return on equity increased to 24.1% this quarter from 19.8% for the quarter ended June 30, 2006 due to the increase in adjusted earnings. See the accompanying financial table for a detailed reconciliation of GAAP net income to adjusted earnings.
     Direct Real Estate Investments
•	On August 22, 2006, we entered into a definitive agreement to purchase 17 long-term care facilities for $145.0 million. Closing is expected in the next 120 days and is subject to certain customary conditions.

•	On October 10, 2006, we entered into a definitive agreement to purchase 78 long-term care facilities for $443.5 million. Closing is expected in the fourth quarter of 2006 and is subject to certain customary conditions.

•	On November 7, 2006, we entered into a definitive agreement to purchase 11 long-term care facilities for $78 million. Closing is expected in the next 90 days and is subject to certain customary conditions.
Conference Call and Webcast
We will hold an analyst and investor call with a simultaneous webcast on Tuesday, November 7, 2006 at 11:00 a.m. ET to discuss third quarter results. To participate, analysts and investors may call (866) 831-6162 from within the United States, or (617) 213-8852 from outside the United States, with pass code 91285837. For other interested parties, a webcast of the call may be accessed through the Investor Relations section of the CapitalSource website at www.capitalsource.com or by using the link below:
http://investor.capitalsource.com/phoenix.zhtml?c=114643&p=irol-irhome
A telephonic replay will be available from approximately 1:00 p.m. ET November 7, 2006 through November 14, 2006. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code 28665861. An audio replay will also be available on the Investor Relations page of the CapitalSource website. Additionally, our third quarter Investor Presentation will be posted to the Investor Relations page of the CapitalSource website

About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering first mortgage, asset-based, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Structured Finance, Healthcare and Specialty Finance and Corporate Finance. By offering a broad array of financial products, we had outstanding $11.0 billion in loan commitments as of September 30, 2006. Headquartered in Chevy Chase, Maryland, we have a national network of offices across the country. As of September 30, 2006, we had 552 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.
All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. The forward-looking statements in this press release regarding our intention to qualify as a REIT are subject to particular risks including, but not limited to: no occurrence of other events that require a change in the timing of our REIT election; material variance in the expected level of our cumulative earnings and profits or our projected dividend payout, and the implications of any such variance on our stock price; our ability to access the capital markets on attractive terms or at all to obtain the financing we will need to manage the growth of our existing loan portfolio and to operate as a REIT; our management’s ability to operate our business in accordance with the complex rules and regulations governing REITs as necessary to ensure our qualification and maintenance of our REIT status; potential changes in tax laws that could reduce the benefits we associate with the REIT election; and the relative attractiveness of our dividend payout as compared to other investment options should market interest rates continue to rise.
More detailed information about factors we believe could cause our actual results, performance or achievements to differ materially from anticipated levels is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 8, 2006. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,
	2006	2006
	($ in thousands)
ASSETS
Cash and cash equivalents	$651,143	$302,055
Restricted cash	362,949	224,388
Mortgage-related receivables, net	2,340,433	2,412,279
Mortgage-backed securities pledged, trading	3,424,516	3,093,675
Receivables under reverse-repurchase agreements	52,906	95,632
Loans held for sale	77,532	42,221
Loans:
Loans	7,219,331	7,033,118
Less deferred loan fees and discounts	(122,255)	(127,584)
Less allowance for loan losses	(102,659)	(100,775)

Loans, net	6,994,417	6,804,759
Property and equipment, net	278,053	249,851
Investments	170,766	161,550
Deferred financing fees, net	58,041	49,805
Other assets	81,118	133,640

Total assets	$14,491,874	$13,569,855

LIABILITIES, NONCONTROLLING INTERESTS AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,387,521	$3,146,750
Unsecured credit facilities	465,000	460,000
Secured credit facilities	2,450,811	2,903,978
Term debt	5,080,284	4,131,981
Convertible debt	555,000	555,000
Subordinated debt	367,721	283,504
Other liabilities	111,990	79,689

Total liabilities	12,418,327	11,560,902

Noncontrolling interests	56,371	56,341

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 178,677,872 and 175,840,043 shares issued; 177,377,872 and 174,540,043 shares outstanding, respectively)	1,774	1,745
Additional paid-in capital	2,024,761	1,950,721
Retained earnings	18,460	26,406
Accumulated other comprehensive income, net	2,107	3,666
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	2,017,176	1,952,612

Total liabilities, noncontrolling interests and shareholders’ equity	$14,491,874	$13,569,855

CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2006	2006	2005	2006	2005
	($ in thousands, except per share data)
Net investment income:
Interest income	$280,066	$256,037	$133,480	$731,601	$361,321
Fee income	53,955	36,603	35,771	132,100	100,723

Total interest and fee income	334,021	292,640	169,251	863,701	462,044
Operating lease income	7,855	6,694	—	19,174	—

Total investment income	341,876	299,334	169,251	882,875	462,044
Interest expense	170,118	153,918	50,981	421,818	128,364

Net investment income	171,758	145,416	118,270	461,057	333,680
Provision for loan losses	24,849	11,471	42,884	51,033	57,833

Net investment income after provision for loan losses	146,909	133,945	75,386	410,024	275,847

Operating expenses:
Compensation and benefits	33,924	34,130	20,253	101,374	72,207
Other administrative expenses	19,307	19,561	13,042	56,167	32,817

Total operating expenses	53,231	53,691	33,295	157,541	105,024

Other income (expense):
Diligence deposits forfeited	598	1,103	1,628	3,968	3,105
Gain (loss) on investments, net	7,223	(1,489)	36	5,483	5,328
(Loss) gain on derivatives	(5,074)	6,124	(107)	1,576	(114)
Gain on residential mortgage investment portfolio	2,291	4,035	—	220	—
Other income, net of expenses	5,700	1,523	1,186	11,131	4,468

Total other income	10,738	11,296	2,743	22,378	12,787

Noncontrolling interests expense	1,259	1,230	—	3,350	—

Net income before income taxes and cumulative effect of accounting change	103,157	90,320	44,834	271,511	183,610
Income taxes	22,304	17,531	16,751	52,945	70,873

Net income before cumulative effect of accounting change	80,853	72,789	28,083	218,566	112,737
Cumulative effect of accounting change, net of taxes	—	—	—	370	—

Net income	$80,853	$72,789	$28,083	$218,936	$112,737

Net income per share:
Basic	$0.47	$0.43	$0.24	$1.34	$0.97
Diluted	$0.47	$0.43	$0.24	$1.32	$0.96

Average shares outstanding:
Basic	171,777,989	168,866,621	116,742,755	163,373,576	116,630,570
Diluted	173,354,891	170,569,836	117,697,783	166,028,844	117,731,254

Dividends declared per share	$0.49	$0.49	$—	$1.47	$—

CapitalSource Inc.
Net Income to Adjusted Earnings Reconciliation
(Unaudited)
     During the first quarter of 2006, we began evaluating our performance based on several measures, including adjusted earnings. Management views adjusted earnings and the related per share measures as useful and appropriate supplements to net income and earnings per share. These measures serve as an additional measure of our operating performance because they facilitate evaluation of the company without the effects of certain adjustments in accordance with U.S. generally accepted accounting principles (“GAAP”) that may not necessarily be indicative of current operating performance. We define adjusted earnings as net income as determined in accordance with GAAP, adjusted for certain non-cash items, including real estate depreciation, amortization of deferred financing fees, non-cash equity compensation, unrealized gains and losses on our residential mortgage investment portfolio and related derivatives, unrealized gains and losses on other derivatives and foreign currencies, net unrealized gains and losses on investments, provision for loan losses, charge offs, recoveries, nonrecurring items and the cumulative effect of changes in accounting principles.
     Adjusted earnings should not be considered as an alternative to net income or cash flows from operating activities (each computed in accordance with GAAP). Instead, adjusted earnings should be reviewed in connection with net income and cash flows from operating, investing and financing activities in our consolidated financial statements, to help analyze how our business is performing. Adjusted earnings and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our adjusted earnings to other REITs.

     A reconciliation of our reported net income to adjusted earnings for the three and nine months ended September 30, 2006 and the three months ended June 30, 2006 was as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2006
	($ in thousands, except per share data)
Net income	$80,853	$72,789	$218,936
Add:
Real estate depreciation (1)	2,595	2,220	6,205
Amortization of deferred financing fees	6,225	7,525	20,652
Non-cash equity compensation	8,640	9,817	24,993
Net unrealized loss (gain) on residential mortgage investment portfolio, including related derivatives (2)	3,436	(3,770)	4,113
Unrealized loss (gain) on derivatives and foreign currencies, net	6,937	(6,882)	(196)
Unrealized loss on investments, net	404	3,870	5,510
Provision for loan losses	24,849	11,571	51,133
Recoveries (3)	—	—	—
Less:
Charge offs (4)	11,000	—	11,276
Nonrecurring items (5)	—	—	4,725
Cumulative effect of accounting change, net of taxes	—	—	370

Adjusted earnings	$122,939	$97,140	$314,975

Net income per share:
Basic — as reported	$0.47	$0.43	$1.34
Diluted — as reported.	$0.47	$0.43	$1.32

Average shares outstanding:
Basic — as reported	171,777,989	168,866,621	163,373,576
Diluted — as reported	173,354,891	170,569,836	166,028,844

Adjusted earnings per share:
Basic	$0.72	$0.58	$1.93
Diluted (6)	$0.71	$0.57	$1.89

Average shares outstanding:
Basic	171,777,989	168,866,621	163,373,576
Diluted (7)	175,865,709	173,080,654	168,300,536

(1)	Depreciation for direct real estate investments only. Excludes depreciation for corporate leasehold improvements, fixed assets and other non-real estate items.

(2)	Includes adjustments to reflect the period change in fair value of residential mortgage-backed securities and related derivative instruments.

(3)	Includes all recoveries on loans during the period.

(4)	To the extent we experience losses on loans for which we specifically provided a reserve prior to January 1, 2006, there will be no adjustment to earnings. All charge offs incremental to previously established allocated reserves will be deducted from net income.

(5)	Represents the write-off of a net deferred tax liability recorded in connection with our conversion to a REIT for the nine months ended September 30, 2006.

(6)	Adjusted to reflect the impact of adding back noncontrolling interests expense of $1.3 million for the three months ended September 30, 2006, $1.2 million for the three months ended June 30, 2006 and $3.4 million for the nine months ended September 30, 2006, to adjusted earnings due to the application of the if-converted method on non-managing member units, which are considered dilutive to adjusted earnings per share, but are antidilutive to GAAP net income per share for all periods presented.

(7)	Adjusted to include average non-managing member units of 2,510,818 for the three months ended September 30, 2006 and June 30, 2006 and 2,271,692 for the nine months ended September 30, 2006, which are considered dilutive to adjusted earnings per share, but are antidilutive to GAAP net income per share for all periods presented.

CapitalSource Inc.
Segment Data (1)

	Three Months Ended September 30, 2006			Three Months Ended June 30, 2006
	Commercial Lending	Residential Mortgage	Consolidated	Commercial Lending	Residential Mortgage	Consolidated
	& Investment	Investment	Total	& Investment	Investment	Total
	($ in thousands)
Net investment income:
Interest income	$198,918	$81,148	$280,066	$180,083	$75,954	$256,037
Fee income	53,955	—	53,955	36,603	—	36,603

Total interest and fee income	252,873	81,148	334,021	216,686	75,954	292,640
Operating lease income	7,855	—	7,855	6,694	—	6,694

Total investment income	260,728	81,148	341,876	223,380	75,954	299,334
Interest expense	96,872	73,246	170,118	81,262	72,656	153,918

Net investment income	163,856	7,902	171,758	142,118	3,298	145,416
Provision for loan losses	24,849	—	24,849	11,471	—	11,471

Net investment income after provision for loan losses	139,007	7,902	146,909	130,647	3,298	133,945

Total operating expenses	51,081	2,150	53,231	51,737	1,954	53,691

Total other income	8,447	2,291	10,738	7,261	4,035	11,296

Noncontrolling interests expense	1,259	—	1,259	1,230	—	1,230

Net income before income taxes	95,114	8,043	103,157	84,941	5,379	90,320
Income taxes	22,304	—	22,304	17,531	—	17,531

Net income	$72,810	$8,043	$80,853	$67,410	$5,379	$72,789

	Nine Months Ended September 30, 2006
	Commercial Lending	Residential Mortgage	Consolidated
	& Investment	Investment	Total
	($ in thousands)
Net investment income:
Interest income	$547,128	$184,473	$731,601
Fee income	132,100	—	132,100

Total interest and fee income	679,228	184,473	863,701
Operating lease income	19,174	—	19,174

Total investment income	698,402	184,473	882,875
Interest expense	250,967	170,851	421,818

Net investment income	447,435	13,622	461,057
Provision for loan losses	50,732	301	51,033

Net investment income after provision for loan losses	396,703	13,321	410,024

Total operating expenses	151,183	6,358	157,541

Total other income	22,158	220	22,378

Noncontrolling interests expense	3,350	—	3,350

Net income before income taxes and cumulative effect of accounting change	264,328	7,183	271,511
Income taxes	52,945	—	52,945

Net income before cumulative effect of accounting change	211,383	7,183	218,566
Cumulative effect of accounting change, net of taxes	370	—	370

Net income	$211,753	$7,183	$218,936

(1)	As previously discussed, on January 1, 2006, we began operating as two reportable segments: 1) Commercial Lending & Investment and 2) Residential Mortgage Investment. Prior to 2006, we operated as a single business segment as substantially all of our activity was related to our commercial lending and investment business.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2006	2006	2005	2006	2005
Commercial Lending & Investment Segment:

Performance ratios:
Adjusted return on average assets	5.47%	5.29%	5.56%	5.48%	4.92%
Adjusted return on average equity	25.29%	21.96%	28.77%	25.03%	25.01%
Yield on average interest earning assets	13.07%	12.57%	12.35%	12.81%	12.15%
Cost of funds	6.26%	6.08%	4.61%	5.98%	4.22%
Net finance margin	8.19%	7.99%	8.63%	8.21%	8.78%
Operating expenses as a percentage of average total assets	2.51%	2.87%	2.40%	2.72%	2.73%
Efficiency ratio (operating expenses / net investment income and other income)	29.65%	34.63%	27.51%	32.19%	30.31%

Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.84%	1.31%	1.00%	0.84%	1.00%
Loans on non-accrual status as a percentage of loans (as of period end)	2.39%	2.01%	2.18%	2.39%	2.18%
Impaired loans as a percentage of loans (as of period end)	3.63%	3.28%	3.74%	3.63%	3.74%
Net charge offs as a percentage of average loans (annualized)	1.22%	0.74%	0.45%	0.69%	0.32%
Allowance for loan losses as a percentage of loans (as of period end)	1.40%	1.41%	1.49%	1.40%	1.49%
Total debt to equity (as of period end)	3.67x	3.46x	4.31x	3.67x	4.31x
Equity to total assets (as of period end)	21.05%	22.06%	18.70%	21.05%	18.70%

Average balances ($ in thousands):
Average loans	$7,382,209	$6,613,026	$5,195,798	$6,790,186	$4,839,601
Average assets	8,084,986	7,241,677	5,503,365	7,428,345	5,151,624
Average interest earning assets	7,678,450	6,910,554	5,436,081	7,086,281	5,082,760
Average income earning assets	7,939,826	7,130,186	5,436,081	7,289,292	5,082,760
Average borrowings	6,139,327	5,356,722	4,383,977	5,609,304	4,071,288
Average equity	1,748,354	1,745,014	1,063,136	1,625,445	1,013,841

Consolidated CapitalSource Inc.:

Performance ratios:
Adjusted return on average assets	3.55%	3.01%	5.56%	3.53%	4.92%
Adjusted return on average equity	24.09%	19.81%	28.77%	22.85%	25.01%
Yield on average interest earning assets	10.01%	9.36%	12.35%	10.02%	12.15%
Cost of funds	5.87%	5.69%	4.61%	5.70%	4.22%
Net finance margin	5.05%	4.57%	8.63%	5.26%	8.78%
Operating expenses as a percentage of average total assets	1.54%	1.66%	2.40%	1.76%	2.73%
Efficiency ratio (operating expenses / net investment income and other income)	29.17%	34.26%	27.51%	32.59%	30.31%

Leverage ratios:
Total debt to equity (as of period end)	6.10x	5.88x	4.31x	6.10x	4.31x
Equity to total assets (as of period end)	13.92%	14.39%	18.70%	13.92%	18.70%

Average balances ($ in thousands):
Average loans	$7,382,209	$6,613,026	$5,195,798	$6,790,186	$4,839,601
Average assets	13,725,326	12,954,351	5,503,365	11,938,342	5,151,624
Average interest earning assets	13,237,128	12,542,802	5,436,081	11,527,276	5,082,760
Average income earning assets	13,498,504	12,762,434	5,436,081	11,730,287	5,082,760
Average borrowings	11,503,180	10,847,931	4,383,977	9,901,508	4,071,288
Average equity	2,024,841	1,966,479	1,063,136	1,843,237	1,013,841

CapitalSource Inc.
Commercial Loan Portfolio/Credit Quality Data
(Unaudited)
Commercial Loan Portfolio (1):

	September 30, 2006		June 30, 2006
	($ in thousands)
Composition of portfolio by loan type:
First mortgage loans	$2,556,621	35%	$2,953,042	41%
Senior secured asset-based loans	2,438,577	33	2,285,502	32
Senior secured cash flow loans	1,837,957	25	1,626,220	23
Mezzanine loans	516,614	7	306,207	4

Total	$7,349,769	100%	$7,170,971	100%

Composition of portfolio by lending business:
Structured Finance	$2,482,933	34%	$2,444,522	34%
Healthcare and Specialty Finance	2,902,425	39	3,104,461	43
Corporate Finance	1,964,411	27	1,621,988	23

Total	$7,349,769	100%	$7,170,971	100%

(1)	Our total commercial loan portfolio includes loans, loans held for sale and receivables under reverse-repurchase agreements.
Asset Classification:

	September 30, 2006	June 30, 2006
	($ in thousands)
Loans 60 or more days contractually delinquent	$61,965	$94,073
Non-accrual loans (1)	175,846	143,788
Impaired loans (2)	266,816	235,552
Less: loans in multiple categories	(222,764)	(193,243)

Total	$281,863	$280,170

Total as a percentage of total loans	3.83%	3.91%

(1)	Includes loans with an aggregate principal balance of $46.9 million and $49.4 million as of September 30, 2006 and June 30, 2006, respectively, that were also classified as loans 60 or more days contractually delinquent.

(2)	Includes loans with an aggregate principal balance of $46.9 million and $49.4 million as of September 30, 2006 and June 30, 2006, respectively, that were also classified as loans 60 or more days contractually delinquent, and loans with an aggregate principal balance of $175.8 million and $143.8 million as of September 30, 2006 and June 30, 2006, respectively, that were also classified as loans on non-accrual status.